ABERCROMBIE & FITCH REPORTS THIRD QUARTER RESULTS

BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.20

New Albany, Ohio, November 21, 2013: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited third quarter results that reflected a net loss of $15.6 million and net loss per basic and diluted share of $0.20 for the thirteen weeks ended November 2, 2013, compared to net income of $84.0 million and net income per diluted share of $1.02 for the thirteen weeks ended October 27, 2012. Excluding charges related to restructuring plans for Gilly Hicks, other store asset impairment charges, and charges related to its profit improvement initiative, the Company reported adjusted non-GAAP net income of $40.5 million and net income per diluted share of $0.52. Results for the quarter included a tax benefit of $0.06 per share related to certain discrete tax matters.

The table below shows adjusted net income per diluted share (a non-GAAP financial measure) for the fiscal third quarter ended November 2, 2013.

Third Quarter (1)
2013
Net loss per basic and diluted share on a GAAP basis	$(0.20)
Impact of non-GAAP charges, net of taxes (2)	0.72
Net income per diluted share on an adjusted non-GAAP basis	$0.52
(1) Non-GAAP financial measures should not be used as alternatives to net income per basic and diluted share and are also not intended to supersede or replace the Company’s GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's performance.
(2) Includes $44.7 million in pre-tax charges related to restructuring plans for the Gilly Hicks brand, $43.6 million in pre-tax charges related to other store asset impairments, and $7.6 million in pre-tax charges related to the Company's profit improvement initiative.

Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:

"Our results for the third quarter reflect weakness in top-line performance, which we expect to continue in the fourth quarter. However, we continue to work hard to offset these conditions and are aggressively pursuing initiatives we believe will improve the sales trend as we go forward.

We believe a disciplined approach to execution of our long-term strategic plan will drive meaningful improvements in both the short and long-term. We have iconic brands with global appeal, a clearly defined aesthetic and a reputation for quality, heritage, and timeless fashion. We will continue to leverage those strengths as we adapt to changing markets and consumer dynamics."

Third Quarter Summary

Net sales for the thirteen weeks ended November 2, 2013 decreased 12% to $1.033 billion from $1.170 billion for the thirteen weeks ended October 27, 2012. Including direct-to-consumer, total U.S. sales decreased 18% to $674.9 million. Including direct-to-consumer, total international sales increased 2% to $358.4 million. Total company direct-to-consumer sales, including shipping and handling, increased 10% to $174.6 million.

Total comparable sales for the quarter, including direct-to-consumer sales, decreased 14% with comparable U.S. sales decreasing 14% and comparable international sales decreasing 15%. Total direct-to-consumer comparable sales increased 11% for the quarter. Within the quarter, comparable sales were weakest in August and September.

Due to the 53rd week in Fiscal 2012, third quarter comparable sales are compared to the thirteen week period ended November 3, 2012. The thirteen week period ended November 3, 2012 had approximately $23 million less in sales versus the reported thirteen week period ended October 27, 2012.

By brand, including direct-to-consumer, comparable sales decreased 13% for Abercrombie & Fitch, decreased 4% for abercrombie kids, and decreased 16% for Hollister Co. Total sales by brand were $387.8 million for Abercrombie & Fitch, $89.9 million for abercrombie kids and $534.0 million for Hollister Co.

The gross profit rate for the third quarter was 63.0%, 130 basis points lower than last year's third quarter gross profit rate. Gross profit included $5.3 million of inventory write-downs associated with Gilly Hicks, primarily related to the store closures. These charges are not included in the charges related to the restructuring plans for Gilly Hicks referenced above.

Stores and distribution expense for the third quarter was $564.9 million, up from $496.9 million last year. Stores and distribution expense for the third quarter of Fiscal 2013 included $40.1 million of charges related to the restructuring of the Gilly Hicks brand and $43.6 million of other store asset impairment charges. Excluding these charges the stores and distribution expense rate was 46.5% of net sales compared to 42.5% of net sales last year. Expense savings in store payroll, store management and support and other stores and distribution expense were more than offset by the deleveraging effect of negative comparable sales and higher direct-to-consumer expense.

Marketing, general and administrative expense for the third quarter was $131.3 million, compared to $123.4 million last year. Marketing, general and administrative expense for the third quarter of Fiscal 2013 included $7.0 million of charges related to the profit improvement initiative and $4.6 million of charges related to the restructuring of the Gilly Hicks brand. Excluding these charges, marketing, general and administrative expense was $119.8 million, a decrease of 3% from last year.

Other operating income for the third quarter was $9.9 million compared to $1.2 million last year. The increase in other operating income was primarily driven by insurance recoveries of approximately $6.0 million.

The effective tax rate for the thirteen weeks ended November 2, 2013 was a benefit of 57.7%. Excluding the effect of charges related to restructuring plans for Gilly Hicks, other store asset impairment charges, and charges related to the profit improvement initiative, the tax rate was 31.1% compared to 36.2% last year. The effective tax rate for the third quarter included a benefit of $4.9 million related to certain discrete tax matters.

The Company ended the third quarter with approximately $257.5 million in cash and cash equivalents, and borrowings under the Term Loan Agreement of $138.8 million, compared to $349.7 million in cash and cash equivalents, $19.9 million in marketable securities, and $60.0 million in borrowings last year.

During the quarter, the Company opened five international Hollister chain stores, including its first store in Japan, and an Abercrombie & Fitch flagship store in Seoul. Additionally, the Company opened a combined Abercrombie & Fitch and abercrombie kids outlet and a Hollister outlet in Italy.

Gilly Hicks Update

On November 1, 2013, the Board of Directors approved the closure of the Company's stand-alone Gilly Hicks stores. The Company expects to substantially complete the closures by the end of the first quarter of Fiscal 2014. Store closures in Europe are subject to applicable notice and consultation provisions. The Company will continue to offer Gilly Hicks branded intimate apparel through its Hollister stores and direct-to-consumer business.

The Company estimates that it will incur pre-tax charges of approximately $90 million related to the restructuring plans for the Gilly Hicks brand. During the third quarter, the Company recorded $37.9 million in asset impairment charges and $6.8 million of lease related and other charges. The Company expects the remaining charges to be substantially recognized in the fourth quarter of Fiscal 2013 and the first quarter of Fiscal 2014. These estimates are based on a number of significant assumptions and could change materially.

Excluding the charges above, the Company incurred an operating loss of $12 million related to its Gilly Hicks operations for the third quarter. The operating loss included $5.3 million of inventory write-down charges referenced above.

In conjunction with the decision to close Gilly Hicks stores, the Company amended its existing Credit and Term Loan Agreements effective November 4, 2013. The amendments allow the Company to exclude from its calculation of the minimum coverage and maximum leverage ratios up to $60 million of cash charges associated with the Gilly Hicks restructuring. In addition, the required minimum coverage ratio will be temporarily reduced through the second quarter of the 2015 Fiscal year.

Other Developments

On November 19, 2013, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on December 17, 2013 to shareholders of record at the close of business on December 2, 2013.

Outlook

Based on a projected low double digit decrease in comparable sales for the fourth quarter, the Company expects full year adjusted non-GAAP earnings per diluted share to be in the range of $1.40 to $1.50. This projection also assumes significant gross margin rate erosion in the fourth quarter with gross margin rate approximately flat year over year on a full year basis. The Company expects a tax rate in the mid 30's for the full year, which includes $4.9 million in third quarter tax benefits referenced above.

The guidance for the full year does not include charges related to the Company's restructuring plans for the Gilly Hicks brand, other impairment and store closure charges, charges related to the implementation of the Company's profit improvement initiative, or the effect of any additional share repurchases.

The Company continues to anticipate opening approximately 20 international Hollister chain stores throughout the year. In addition, the Company will open a small number of international and U.S. outlet stores during the year. The Company continues to expect to close approximately 40-50 stores in the U.S. during Fiscal 2013 through natural lease expirations. The planned opening of an Abercrombie & Fitch flagship store in Shanghai is expected in the Spring of 2014.

The Company continues to expect total capital expenditures for Fiscal 2013 to be approximately $200 million.

An investor presentation of third quarter results will be available in the “Investors” section of the Company's website at www.abercrombie.com at approximately 7:30 AM, Eastern Time, today.

At the end of the third quarter, the Company operated a total of 1,063 stores. The Company operated 265 Abercrombie & Fitch stores, 144 abercrombie kids stores, 475 Hollister Co. stores and 20 Gilly Hicks stores in the United States. The Company operated 22 Abercrombie & Fitch stores, seven abercrombie kids stores, 122 Hollister Co. stores and eight Gilly Hicks stores internationally. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

Today at 8:00 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (877) 852-6583 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-4933. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 1536564 or through www.abercrombie.com.

Investor Contact:
ICR, Inc.
(203) 682-8275
Investor_relations@abercrombie.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for the 2013 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, could have a material adverse effect on our business, results of operations and liquidity; changing fashion trends and consumer preferences, and the ability to manage our inventory commensurate with customer demand, could adversely impact our sales levels and profitability; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; our growth strategy relies significantly on international expansion, which requires significant capital investment, adds complexity to our operations and may strain our resources and adversely impact current store performance; our international expansion plan is dependent on a number of factors, any of which could delay or prevent successful penetration into new markets or could adversely affect the profitability of our international operations; our direct-to-consumer operations are subject to numerous risks that could adversely impact sales; equity-based compensation awarded under the employment agreement with our Chief Executive Officer could adversely impact our cash flows, financial position or results of operations and could have a dilutive effect on our outstanding Common Stock; our development of a new brand concept could have a material adverse effect on our financial condition or results of operations; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our business could suffer if our information technology systems are disrupted or cease to operate effectively; comparable sales, including direct-to-consumer, may continue to fluctuate on a regular basis and impact the volatility of the price of our Common Stock; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions in which most of our stores are located; our net sales fluctuate on a seasonal basis, causing our results of operations to be susceptible to changes in Back-to-School and Holiday shopping patterns; our failure to protect our reputation could have a material adverse effect on our brands; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; interruption in the flow of merchandise from our key vendors and international manufacturers could disrupt our supply chain, which could result in lost sales and could increase our costs; in a number of our European stores, associates are represented by workers' councils and unions, whose demands could adversely affect our profitability or operating standards for our brands; we depend upon independent third parties for the manufacture and delivery of all our merchandise; our reliance on two distribution centers domestically and two third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; we may be exposed to risks and costs associated with credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; the effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and adversely impact our financial results; operating results and cash flows at the store level may cause us to incur impairment charges; we are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our unsecured Amended and Restated Credit Agreement and our Term Loan Agreement include financial and other covenants that impose restrictions on our financial and business operations; compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; our inability to implement our profit improvement plan across all work-streams could have a negative impact on our financial results; and our estimates of the expenses that we may incur in connection with the closures of the Gilly Hicks stores could prove to be inaccurate.

Abercrombie & Fitch Co.
Consolidated Statements of Income
Thirteen Weeks Ended November 2, 2013 and October 27, 2012
(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	2013	% of Net Sales	2012	% of Net Sales
			(Restated) (1)
Net Sales	$1,033,293	100.0%	$1,169,649	100.0%

Cost of Goods Sold	382,253	37.0%	417,135	35.7%

Gross Profit	651,040	63.0%	752,514	64.3%

Total Stores and Distribution Expense	564,935	54.7%	496,942	42.5%

Total Marketing, General and Administrative Expense	131,326	12.7%	123,381	10.5%

Other Operating Income, Net	(9,851)	(1.0)%	(1,154)	(0.1)%

Operating (Loss) Income	(35,370)	(3.4)%	133,345	11.4%

Interest Expense, Net	1,655	0.2%	1,584	0.1%

(Loss) Income Before Taxes	(37,025)	(3.6)%	131,761	11.3%

Tax (Benefit) Expense	(21,381)	(2.1)%	47,725	4.1%

Net (Loss) Income	$(15,644)	(1.5)%	$84,036	7.2%

Net (Loss) Income Per Share:
Basic	$(0.20)		$1.03
Diluted	$(0.20)		$1.02

Weighted-Average Shares Outstanding:
Basic	76,456		81,669
Diluted	76,456		82,522

(1) Reported results for the third quarter of Fiscal 2012 have been restated to reflect the change in accounting principle to the cost method of accounting for inventory.

Abercrombie & Fitch Co.
Consolidated Statements of Income
Thirty-Nine Weeks Ended November 2, 2013 and October 27, 2012
(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	2013	% of Net Sales	2012	% of Net Sales
			(Restated) (1)
Net Sales	$2,817,760	100.0%	$3,042,274	100.0%

Cost of Goods Sold	1,009,431	35.8%	1,156,218	38.0%

Gross Profit	1,808,329	64.2%	1,886,056	62.0%

Total Stores and Distribution Expense	1,485,783	52.7%	1,410,759	46.4%

Total Marketing, General and Administrative Expense	367,752	13.1%	351,562	11.6%

Other Operating Income, Net	(15,079)	(0.5)%	(5,671)	(0.2)%

Operating (Loss) Income	(30,127)	(1.1)%	129,406	4.3%

Interest Expense, Net	5,032	0.2%	4,219	0.1%

(Loss) Income Before Taxes	(35,159)	(1.2)%	125,187	4.1%

Tax (Benefit) Expense	(23,682)	(0.8)%	45,405	1.5%

Net (Loss) Income	$(11,477)	(0.4)%	$79,782	2.6%

Net (Loss) Income Per Share:
Basic	$(0.15)		$0.96
Diluted	$(0.15)		$0.95

Weighted-Average Shares Outstanding:
Basic	77,387		82,939
Diluted	77,387		84,049

(1) Reported results for the year-to-date period of Fiscal 2012 have been restated to reflect the change in accounting principle to the cost method of accounting for inventory.

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)

	(Unaudited)		(Unaudited)
ASSETS	November 2, 2013	February 2, 2013	October 27, 2012
			(Restated) (1)
Current Assets
Cash and Equivalents	$257,525	$643,505	$349,670
Marketable Securities	—	—	19,903
Receivables	86,726	99,622	91,412
Inventories	768,946	426,962	629,957
Deferred Income Taxes	56,699	32,558	47,645
Other Current Assets	116,714	105,177	81,632

Total Current Assets	1,286,610	1,307,824	1,220,219

Property and Equipment, Net	1,160,904	1,308,232	1,313,132

Other Assets	404,882	371,345	374,549

TOTAL ASSETS	$2,852,396	$2,987,401	$2,907,900

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$185,438	140,396	165,394
Accrued Expenses	307,962	398,868	361,804
Deferred Lease Credits	36,050	39,054	39,822
Short-Term Portion of Borrowings	15,000	—	60,000
Income Taxes Payable	59,130	112,483	70,775

Total Current Liabilities	603,580	690,801	697,795

Long-Term Liabilities
Deferred Lease Credits	153,587	168,397	174,736
Long-Term Portion of Borrowings	123,750	—	—
Leasehold Financing Obligations	61,623	63,942	64,477
Other Liabilities	234,839	245,993	249,672

Total Long-Term Liabilities	573,799	478,332	488,885

Total Shareholders' Equity	1,675,017	1,818,268	1,721,220

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$2,852,396	$2,987,401	$2,907,900

(1) Reported results for the third quarter of Fiscal 2012 have been restated to reflect the change in accounting principle to the cost method of accounting for inventory.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended November 2, 2013
(in thousands, except per share data)
(Unaudited)
	GAAP	Asset Impairment Charges (1)	Gilly Hicks Restructuring (2)	Profit Improvement Initiative (3)	Tax Impact (4)	Adjusted Non-GAAP
Stores and Distribution Expense	$564,935	$(43,571)	$(40,132)	$(639)	—	$480,593
Marketing, General and Administrative Expense	131,326	—	(4,576)	(6,951)	—	119,799

Operating (Loss) Income	(35,370)	43,571	44,708	7,590	—	60,499

Tax (Benefit) Expense	(21,381)				39,680	18,299

Net (Loss) Income	$(15,644)					$40,545

Net (Loss) Income Per Share:
Basic	$(0.20)					$0.53
Diluted	$(0.20)					$0.52

Weighted-Average Shares Outstanding:
Basic	76,456					76,456
Diluted	76,456					77,677
(1) The store-related asset impairment charges relate to stores whose asset carrying value exceeded the fair value. For the thirteen week period ended November 2, 2013, the charge was primarily associated with 23 Abercrombie & Fitch, three abercrombie kids and 70 Hollister stores.
(2) For the thirteen week period ended November 2, 2013, the charges related to restructuring plans for Gilly Hicks include $37.9 million in asset impairment charges and $6.8 million lease-related and other charges.
(3) For the thirteen week period ended November 2, 2013, the charges related to the Company's profit improvement initiative include $7.6 million of consulting and other services, and severance charges.
(4) Indicates the tax impact on the charges

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Thirteen Week Period Ended November 2, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

August 3, 2013	265	144	478	20	907

New	—	—	—	—	—

Closed	—	—	(3)	—	(3)

November 2, 2013	265	144	475	20	904

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Thirteen Week Period Ended November 2, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

August 3, 2013	20	6	116	8	150

New (1)	2	1	6	—	9

Closed	—	—	—	—	—

November 2, 2013	22	7	122	8	159

(1) Includes the impact of opening one multi-branded outlet in Italy. Outlets are treated as a new store for each brand.

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Thirty-Nine Week Period Ended November 2, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

February 2, 2013	266	144	482	20	912

New (1)	1	1	—	—	2

Closed	(2)	(1)	(7)	—	(10)

November 2, 2013	265	144	475	20	904

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Thirty-Nine Week Period Ended November 2, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

February 2, 2013	19	6	107	7	139

New (1)	3	2	15	1	21

Closed	—	(1)	—	—	(1)

November 2, 2013	22	7	122	8	159

(1) Includes the impact of opening one multi-branded outlet in the U.S and Italy and two in the U.K. Outlets are treated as a new store for each brand.